NEWS RELEASE For More Information: Ken McEwen Investor Relations Manager 800-282-6242 • 205-439-7903 • KenMcEwen@ProAssurance.com

ProAssurance Reports Results for Second Quarter 2020
BIRMINGHAM, AL – (BUSINESSWIRE) – August 10, 2020 – ProAssurance Corporation (NYSE: PRA) reports the following results for the three and six months ended June 30, 2020:

CONSOLIDATED INCOME STATEMENT HIGHLIGHTS
	Three Months Ended June 30			Six Months Ended June 30
($ in thousands, except per share data)	2020	2019	Change	2020	2019	Change
Revenues
Gross premiums written*	$185,035	$221,346	(16.4%)	$447,476	$501,172	(10.7%)
Net premiums written	$159,745	$189,984	(15.9%)	$391,961	$435,725	(10.0%)
Net premiums earned	$207,293	$209,149	(0.9%)	$411,149	$417,298	(1.5%)
Net investment income	$18,124	$23,539	(23.0%)	$38,954	$46,357	(16.0%)
Equity in earnings (loss) of unconsolidated subsidiaries	$(25,355)	$(5,152)	(392.1%)	$(26,917)	$(5,962)	(351.5%)
Net realized investment gains (losses)	$19,985	$9,308	114.7%	$(8,688)	$45,931	(118.9%)
Other income*	$1,695	$2,777	(39.0%)	$3,945	$4,872	(19.0%)
Total revenues*	$221,742	$239,621	(7.5%)	$418,443	$508,496	(17.7%)
Expenses
Net losses and loss adjustment expenses	$210,999	$168,440	25.3%	$375,831	$328,195	14.5%
Underwriting, policy acquisition and operating expenses*	$58,692	$62,708	(6.4%)	$120,746	$124,100	(2.7%)
SPC U.S. federal income tax expense	$480	$—	nm	$702	$—	nm
SPC dividend expense (income)	$4,642	$(7,033)	166.0%	$4,134	$(2,246)	284.1%
Total expenses*	$278,527	$228,362	22.0%	$509,257	$458,625	11.0%
Income tax expense (benefit)	$(38,686)	$(277)	13,866.1%	$(50,761)	$6,685	(859.3%)
Net income (loss)	$(18,099)	$11,536	(256.9%)	$(40,053)	$43,186	(192.7%)
Non-GAAP operating income (loss)	$(32,441)	$4,134	(884.7%)	$(33,587)	$8,298	(504.8%)
Weighted average number of common shares outstanding
Basic	53,864	53,750		53,836	53,716
Diluted	53,886	53,828		53,886	53,818
Earnings (loss) per share
Net income (loss) per diluted share	$(0.34)	$0.21	$(0.55)	$(0.74)	$0.80	$(1.54)
Non-GAAP operating income (loss) per diluted share	$(0.60)	$0.08	$(0.68)	$(0.62)	$0.15	$(0.77)
* Consolidated totals include inter-segment eliminations. The eliminations affect individual line items only and have no effect on net income (loss). See Note 12 of the Notes to Condensed Consolidated Financial Statements in the June 30, 2020 Form 10-Q for amounts by line item.
The abbreviation “nm” indicates that the information or the percentage change is not meaningful.

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CONSOLIDATED KEY RATIOS
	Three Months Ended June 30		Six Months Ended June 30
	2020	2019	2020	2019
Current accident year net loss ratio	110.0%	88.2%	97.0%	84.9%
Effect of prior accident years’ reserve development	(8.2%)	(7.7%)	(5.6%)	(6.3%)
Net loss ratio	101.8%	80.5%	91.4%	78.6%
Expense ratio	28.3%	30.0%	29.4%	29.7%
Combined ratio	130.1%	110.5%	120.8%	108.3%
Operating ratio	121.4%	99.2%	111.3%	97.2%
Return on equity*	(5.0%)	2.9%	(5.4%)	5.6%
* Quarterly computations of ROE are annualized

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Management Commentary
The second quarter of 2020 was unique in that, for the first time in many of our lives, we began and ended a quarter in the midst of global crisis that dramatically changes the rhythms of daily life. The COVID-19 pandemic represents a multifaceted challenge, on a scale that even after five months we are still just beginning to understand. Each day, our customers and the many millions of people they serve here in the United States and abroad face uncertainty in their personal and professional lives as they struggle to achieve some semblance of normalcy. I am incredibly proud of our employees’ efforts to help reduce that uncertainty in what ways we can. Their flexibility in responding to this pandemic and their continued commitment to our customers amid the disruption to their own lives has been exemplary.
The health and safety of our employees remains our highest priority - they are the heart of our company, providing the security and peace of mind upon which our customers rely. With that in mind, we have developed a “Return to Office” strategy that provides employees the opportunity to return to their offices on a voluntary basis while allowing the flexibility to continue working from home. While the majority of ProAssurance employees continue to work from home, approximately 35% have returned to the office, on a part-time basis as part of the controlled re-opening of our facilities.
Meanwhile, we continue to see the effects of the pandemic in each of our lines of business, materializing as premium credits and deferrals, a reduction in claims frequency, and delays in jury trials while the courts remain shuttered. As has always been our policy, we will proceed through this shifting landscape with care, prudent in our response to unfavorable trends and cautious in recognizing favorable ones.
As was disclosed and discussed in detail in our previous period’s report, the large national healthcare account that we’ve referenced and disclosed over the past two quarters did not renew on our offered terms, and we issued a tail policy in accordance with contractual terms. The writing of this tail policy marks the end of a stretch of road we will be glad to leave behind us as we focus on the future and various challenges that lie ahead.
This backdrop can obscure underlying improvement in our core businesses. Since this executive leadership team was formed in July of last year, we have made progress toward our goal of becoming a more effective and efficient organization. We have spent the past twelve months executing a comprehensive strategy to improve our expense model, tighten underwriting criteria, and foster a culture of empowerment and accountability. Meanwhile, signs of a firming market continue to emerge in our Healthcare Professional Liability Specialty business in the form of rate gains and improved terms, conditions, and structures. In our Workers’ Compensation Insurance segment, we continue to operate profitably and execute our rural underwriting strategy to great effect. As we proceed into the second year of our managing tenure, I am excited to see the early fruits of our labor manifest as benefits to our customers and shareholders.
The NORCAL Group transaction continues to progress despite the many challenges 2020 has presented. We look forward to working with the exceptional people at NORCAL, adding profitable business in attractive territories, and achieving strategic gains in scope and scale that are ever more important as the healthcare professional liability market continues to evolve.

-Ned Rand
President & Chief Executive Officer

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Key Takeaways - Second Quarter 2020

•	For the second quarter of 2020, we reported a net loss of $18.1 million, or $0.34 per share, and an operating loss of $32.4 million, or $0.60 per share.

•
Despite the loss, there were several positives in the quarter including incremental improvements in the underlying current accident year loss ratio due to our re-underwriting efforts in our Specialty Property & Casualty (“Specialty P&C”) segment, rate gains in our Healthcare Professional Liability lines, efficiency gains in our underlying expense model, and continued profitability in our Workers’ Compensation Insurance and Segregated Portfolio Cell Reinsurance (“SPCR”) segments. These positives are discussed in more detail throughout the release.

•
Three items merit particular mention this quarter, as they have an effect on certain key metrics as well as quarter-over-quarter comparisons. Where appropriate, our commentary below excludes these effects. A more detailed analysis is provided in our Form 10-Q:

◦
Large National Healthcare Account (“LNHA”): As previously disclosed as a subsequent event in our March 31, 2020 report on Form 10-Q, the policy term associated with a LNHA’s claims-made coverage expired near the end of the second quarter. This account did not renew on terms offered by us and exercised its contractual option to purchase the extended reporting endorsement or “tail” coverage which resulted in a net underwriting loss of $45.7 million recorded in our Specialty P&C segment.

◦
COVID-19 Reserve: In the current quarter, we established a $10 million reserve in our Specialty P&C segment, representing our best estimate of pandemic-related losses based on currently available information. The vast majority of this IBNR reserve is for incidents reported in our Senior Care business, as very few actual losses have been reported.

◦
Errors & Commissions (“E&O”) Liability Policy Reserve (Non-Recurring Item in the Comparable Period of 2019): A $10 million reserve that a Segregated Portfolio Cell (“SPC”) at Eastern Re established in the second quarter of 2019 associated with an E&O liability policy. This policy provided coverage for losses up to a lifetime maximum of $10 million. ProAssurance has no participation nor ownership interest in this particular cell; therefore, these losses were attributable to the external cell participants as reflected in the SPC dividend expense (income), which is an offset to expenses, and thus had no effect on our net income for the second quarter of 2019.

•	Excluding the effects of the items described above:

◦
Consolidated gross premiums written in the current quarter were $170.8 million, a decrease of $50.6 million, or 22.8%, from the same quarter in 2019, driven by re-underwriting efforts in our Specialty P&C segment.

◦	Consolidated net premiums earned for the quarter decreased approximately $16.0 million, or 7.6%, from the year-ago quarter to $193.0 million.

◦
The consolidated current accident year net loss ratio for the current quarter was 81.9% as compared to 83.4% in the year-ago quarter, a 1.5 percentage point decrease attributable to re-underwriting efforts in our Specialty P&C segment. The Workers’ Compensation Insurance segment increased slightly, offset by decreases in our SPCR and Lloyd’s Syndicates segments.

◦	Our consolidated net loss ratio was 73.0% in the quarter, a quarter-over-quarter decrease of 2.8 percentage points.

◦
Our consolidated underwriting expense ratio was 30.4%, an increase of 0.4 percentage points from the year-ago quarter primarily driven lower earned premium and, to a lesser extent, by one-time restructuring costs, partially offset by improvements in operational efficiency.

◦	Our consolidated combined ratio for the quarter was 103.4%, a quarter-over-quarter decrease of 2.4 percentage points.

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•
Net favorable reserve development recognized in the second quarter was $17.1 million, an increase of $1.1 million over the year-ago quarter attributable to increases of $3.0 million and approximately $400,000 in our Specialty P&C and Workers’ Compensation Insurance segments, respectively. These increases were partially offset by approximately $400,000 lower favorable development in our SPCR segment, and unfavorable development in our Lloyd’s Syndicates segment of $1.7 million.

•
Net investment income decreased to $18.1 million, primarily attributable to a decrease in our allocation to equity assets in our portfolio and lower yields given the recent aggressive action taken by the Federal Reserve to reduce interest rates in response to COVID-19.

•
Equity in earnings (loss) of unconsolidated subsidiaries decreased $20.2 million, driven by an $18.6 million loss from our LP/LLC investments, which are typically reported to us on a one-quarter lag. As such, the loss in the second quarter was largely driven by the impact of COVID-19 on the global financial markets during the first quarter of 2020.

•
Net realized investment gains were $20.0 million in the current period, primarily due to changes in fair value of our equity portfolio and convertible securities attributable to the market recovery following disruptions in the global financial markets related to COVID-19 in the first quarter of 2020.

•	For the second quarter of 2020 and 2019, we recognized an income tax benefit of $38.7 million and $0.3 million, respectively.

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Non-GAAP Financial Measures
Non-GAAP operating income (loss) is a financial measure that is widely used to evaluate performance within the insurance sector. In calculating Non-GAAP operating income (loss), we have excluded the effects of the items listed in the following table that do not reflect normal operating results. We believe Non-GAAP operating income (loss) presents a useful view of the performance of our insurance operations, however it should be considered in conjunction with net income (loss) computed in accordance with GAAP. The following table reconciles net income (loss) to Non-GAAP operating income (loss):

RECONCILIATION OF NET INCOME (LOSS) TO NON-GAAP OPERATING INCOME (LOSS)
	Three Months Ended June 30		Six Months Ended June 30
($ in thousands, except per share data)	2020	2019	2020	2019
Net income (loss)	$(18,099)	$11,536	$(40,053)	$43,186
Items excluded in the calculation of Non-GAAP operating income (loss):
Net realized investment (gains) losses	(19,985)	(9,308)	8,688	(45,931)
Net realized gains (losses) attributable to SPCs which no profit/loss is retained (1)	2,075	(79)	(423)	1,663
Guaranty fund assessments (recoupments)	29	18	27	106
Pre-tax effect of exclusions	(17,881)	(9,369)	8,292	(44,162)
Tax effect, 21% (2)	3,539	1,967	(1,826)	9,274
After-tax effect of exclusions	(14,342)	(7,402)	6,466	(34,888)
Non-GAAP operating income (loss)	$(32,441)	$4,134	$(33,587)	$8,298
Per diluted common share:
Net income (loss)	$(0.34)	$0.21	$(0.74)	$0.80
Effect of exclusions	(0.26)	(0.13)	0.12	(0.65)
Non-GAAP operating income (loss) per diluted common share	$(0.60)	$0.08	$(0.62)	$0.15
(1) Net realized investment gains (losses) on investments related to SPCs are recognized in our Segregated Portfolio Cell Reinsurance segment. SPC operating results, including any realized gain or loss, that are attributable to external cell participants are reflected in the SPC dividend expense (income). To be consistent with our exclusion of net realized investment gains (losses) recognized in earnings, we are excluding the portion of net realized investment gains (losses) that is included in the SPC dividend expense (income) which is attributable to the external cell participants.

(2) The 21% rate is the annual expected statutory tax rate associated with the taxable or tax deductible items listed above. Our effective tax rate for the respective periods was applied to these items in calculating net income (loss), excluding net realized investment gains (losses) and related adjustments. Net realized investment gains (losses) in our Corporate segment are discrete items and are tax affected at the annual expected statutory tax rate (21%) in the period they are included in our consolidated tax provision and net income (loss). The taxes associated with the net realized investment gains (losses) related to SPCs in our Segregated Portfolio Cell Reinsurance segment are paid by the individual SPCs and are not included in our consolidated tax provision or net income (loss); therefore, both the net realized investment gains (losses) from our Segregated Portfolio Cell Reinsurance segment and the adjustment to exclude the portion of net realized investment gains (losses) included in the SPC dividend expense (income) in the table above are not tax effected. See further discussion under the heading "Taxes" in the Executive Summary of Operations section of our June 30, 2020 Form 10-Q filed on August 10, 2020.

BALANCE SHEET HIGHLIGHTS
($ in thousands, except per share data)	June 30, 2020	December 31, 2019
Total investments	$3,297,645	$3,390,409
Total assets	$4,783,555	$4,805,599
Total liabilities	$3,309,165	$3,293,686
Common shares (par value $0.01)	$632	$631
Retained earnings	$1,442,225	$1,505,738
Treasury shares	$(415,962)	$(415,962)
Shareholders’ equity	$1,474,390	$1,511,913
Book value per share	$27.36	$28.11

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Capital Management
We have not repurchased any shares of our stock in 2020 or 2019. As of July 31, 2020, approximately $110 million remains available in our Board-authorized stock repurchase program. In May 2020, our Board of Directors declared a regular dividend of $0.05 per share, which was paid July 8, 2020.
Conference Call Information
ProAssurance management will discuss second quarter 2020 results during a conference call at 10:00 a.m. ET on Tuesday, August 11, 2020. We invite anyone who would like to participate in the call to dial (888) 349-0134 (US), (855) 669-9657 (Canada) (toll free) or (412) 317-5145 (international); no access code is required. We will webcast the call at Investor.ProAssurance.com. A replay will be available by telephone through at least August 11, 2021 at (877) 344-7529 (US), (855) 669-9658 (Canada) (both toll-free), or (412) 317-0088 (international), using access code 10145552. A replay also will be available for one year on our website, Investor.ProAssurance.com. We also will make the replay and other information about ProAssurance available on a free subscription basis through Investor.ProAssurance.com or through Apple’s iTunes. Investors may follow @PRA_Investors on Twitter to be notified of the latest financial news about ProAssurance.
About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance.
ProAssurance Group is rated “A” (Excellent) by A.M. Best; ProAssurance and its operating subsidiaries are rated “A” (Strong) by Fitch Ratings. For the latest on ProAssurance and its industry-leading suite of products and services, cutting-edge risk management and practice enhancement programs, follow @ProAssurance on Twitter or LinkedIn. ProAssurance’s YouTube channel regularly presents thought-provoking, insightful videos that communicate effective practice management, patient safety and risk management strategies.

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SPECIALTY P&C SEGMENT RESULTS

	Three Months Ended June 30			Six Months Ended June 30
($ in thousands)	2020	2019	% Change	2020	2019	% Change
Gross premiums written	$107,065	$127,901	(16.3%)	$262,445	$294,333	(10.8%)
Net premiums written	$92,682	$111,253	(16.7%)	$223,937	$251,909	(11.1%)

Net premiums earned	$127,096	$126,011	0.9%	$247,456	$250,079	(1.0%)
Other income	1,092	1,470	(25.7%)	2,788	2,680	4.0%
Total revenues	128,188	127,481	0.6%	250,244	252,759	(1.0%)

Net losses and loss adjustment expenses	(159,559)	(106,017)	50.5%	(270,491)	(213,675)	26.6%
Underwriting, policy acquisition and operating expenses	(25,234)	(29,863)	(15.5%)	(54,818)	(59,480)	(7.8%)
Total expenses	(184,793)	(135,880)	36.0%	(325,309)	(273,155)	19.1%
Segment operating results	$(56,605)	$(8,399)	(573.9%)	$(75,065)	$(20,396)	(268.0%)

SPECIALTY P&C SEGMENT KEY RATIOS
	Three Months Ended June 30		Six Months Ended June 30
	2020	2019	2020	2019
Current accident year net loss ratio	137.7%	94.0%	116.5%	93.6%
Effect of prior accident years’ reserve development	(12.2%)	(9.9%)	(7.2%)	(8.2%)
Net loss ratio	125.5%	84.1%	109.3%	85.4%
Underwriting expense ratio	19.9%	23.7%	22.2%	23.8%
Combined ratio	145.4%	107.8%	131.5%	109.2%
The Specialty P&C segment reported a second quarter 2020 operating loss of $56.6 million, primarily attributable to the net underwriting loss associated with the tail policy issued to the LNHA. The potential for the LNHA to purchase the tail policy, and the associated potential estimated loss, were disclosed as a subsequent event in our March 31, 2020 report on Form 10-Q, and pre-announced during the first quarter conference call. Accordingly, the full-limits loss related to the tail policy was fully recognized in the second quarter. To a lesser extent, the operating loss was the result of a $10 million reserve established for the COVID-19 pandemic.
In the second quarter, gross premiums written decreased by 16.3% or $20.8 million quarter-over-quarter. The lower top-line revenue is reflective of our strategy to strengthen rate levels in our Standard Physician business, recognition of pandemic-related premium credits, and continued re-underwriting efforts in our Specialty business, which includes national accounts, excess and surplus lines, hospitals and healthcare facilities. The quarter-over-quarter decrease is also attributable to timing differences associated with the normal cycle of renewal of our twenty-four months policies. We continue to focus on underwriting discipline, reducing our top line if necessary to improve our bottom line results.
As a result of the re-underwriting efforts and competitive market conditions across our operating territories, premium retention for the Specialty P&C segment was 71% in the current quarter. This was driven by premium retention of 29.0% in our Specialty line of business, as a result of the loss of two large accounts representing premium writings of $11.8 million, which includes the aforementioned LNHA. In addition, the non-renewal of Senior Care business continued in the quarter and had a significant impact on premium retention. Over the past year, we have reduced premium levels in our Senior Care business by 75%. Standard Physician retention was 82.0% and was primarily impacted by our state strategy pricing adjustments in difficult venues, and competitive market conditions. Lower premium retention in the segment was primarily offset by renewal rate increases of 20.0% in our Specialty line and 12.0% in our Standard Physician line. Premium retention results were strong in our Medical Technology Liability line and in our Small Business Unit at 88% and 91%, respectively.
New business writings were $4.6 million in the second quarter, compared to $8.1 million in the year-ago period. This result reflects disciplined underwriting evaluation, competitive market conditions, and the impact of the COVID-19 pandemic on submission activity. New business writings in our Medical Technology business increased to $2.0 million compared to $1.3

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million in the second quarter of 2019, as a result of increased demand for pandemic-related products in the medical technology space.
The accident year net loss ratio was 137.7% in the second quarter of 2020, a 43.7 percentage point increase from the year-ago period primarily attributable to the aforementioned LNHA tail policy and the establishment of the COVID-19 pandemic reserve. Excluding the impact of the LNHA tail policy and the COVID-19 reserve, the current accident year net loss ratio was 93.0%. This result does not consider the significant level of claim frequency reduction observed during the quarter in our Healthcare Professional Liability business. This frequency reduction is likely associated with the COVID-19 pandemic, however, we have remained cautious in recognizing these favorable frequency trends in our current accident year reserve due to the possibility of delays in reporting and uncertainty surrounding the length and severity of the pandemic.
We recognized net favorable prior accident year development of $15.4 million, compared to $12.4 million in the prior year quarter. The net favorable development was equally distributed across our healthcare professional liability, podiatric liability and medical technology business.
The COVID-19 pandemic continues to impact our business, including premium and exposure reductions, new business disruption, jury trial delays, and cash flow implications from deferred premium. During the quarter, we processed premium credits of approximately $3.7 million. COVID-19 claim activity was almost exclusively related to reported incidents in our Senior Care business from non-renewed accounts. As previously mentioned, we have established a $10 million loss reserve for these reported incidents, which represents our best estimate of ultimate claims-related expenses based on current information.
The expense ratio was 19.9% in the second quarter, a 3.8 percentage point decrease from the same quarter in 2019. Excluding the one-time impact of the fully earned LNHA tail premium, the expense ratio decreased 1.3 percentage points, which reflects incremental improvements during the past year due to organizational structure enhancements, improved operating efficiency, expense reduction efforts, and a decrease in travel expense and cost savings associated with remote work related to the COVID-19 pandemic. We anticipate the pandemic-related expense reductions will continue for the remainder of the year. These decreases in expenses were partially offset by one-time charges related to restructuring and associated severance costs. We continue to build an operating model that will position us well to be successful throughout the various insurance and economic cycles.
The transaction with the NORCAL Group (“NORCAL”) continues to proceed through the regulatory process and integration planning. We remain excited about the combination of the companies and continue to work with NORCAL team to complete this transaction.

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WORKERS’ COMPENSATION INSURANCE SEGMENT RESULTS

	Three Months Ended June 30			Six Months Ended June 30
($ in thousands)	2020	2019	% Change	2020	2019	% Change
Gross premiums written	$57,208	$64,218	(10.9%)	$136,451	$153,572	(11.1%)
Net premiums written	$40,301	$45,031	(10.5%)	$90,613	$96,438	(6.0%)

Net premiums earned	$42,406	$46,574	(8.9%)	$86,921	$92,512	(6.0%)
Other income	519	725	(28.4%)	1,276	1,454	(12.2%)
Total revenues	42,925	47,299	(9.2%)	88,197	93,966	(6.1%)

Net losses and loss adjustment expenses	(28,425)	(30,625)	(7.2%)	(58,192)	(61,068)	(4.7%)
Underwriting, policy acquisition and operating expenses	(13,456)	(14,368)	(6.3%)	(27,622)	(28,559)	(3.3%)
Total expenses	(41,881)	(44,993)	(6.9%)	(85,814)	(89,627)	(4.3%)
Segment operating results	$1,044	$2,306	(54.7%)	$2,383	$4,339	(45.1%)

WORKERS’ COMPENSATION INSURANCE SEGMENT KEY RATIOS
	Three Months Ended June 30		Six Months Ended June 30
	2020	2019	2020	2019
Current accident year net loss ratio	70.6%	68.2%	70.4%	68.2%
Effect of prior accident years’ reserve development	(3.6%)	(2.4%)	(3.5%)	(2.2%)
Net loss ratio	67.0%	65.8%	66.9%	66.0%
Underwriting expense ratio	31.7%	30.8%	31.8%	30.9%
Combined ratio	98.7%	96.6%	98.7%	96.9%
The Workers’ Compensation Insurance segment reported second quarter 2020 operating income of $1.0 million, compared to $2.3 million in the year-ago period, reflecting a decrease in net premiums earned and increases in the net loss and underwriting expense ratios.
Gross premiums written declined $7.0 million quarter-over-quarter attributable to a reduction in renewal pricing, retention losses, and a decrease in audit premium, partially offset by new business written. Renewal rates decreased 4% in the second quarters of both 2020 and 2019. Premium retention increased by 6 percentage points quarter-over-quarter to 87%. Audit premium decreased to approximately $200,000 for the quarter compared to $1.2 million in the year-ago period. New business was $6.5 million for the second quarter of 2020 compared to $6.6 million in the same period of 2019. We continue to expect future downward pressure on gross written premiums associated with decreased payroll estimates due to the economic conditions resulting from the COVID-19 pandemic.
The increase in the calendar year net loss ratio for the quarter reflects an increase in the current accident year net loss ratio, due to premium renewal rate decreases from the continuation of intense price competition and the decrease in net premiums earned. The increase was partially offset by favorable trends in prior accident year claim closing patterns resulting in net favorable development of $1.5 million in the second quarter of 2020 compared to $1.1 million in the year-ago period. The increased net favorable loss reserve development reflects better than expected claim results related to accident years 2014, 2015 and 2016. While we observed reductions in reported claims frequency associated with the COVID-19 economy through the second quarter of 2020, we remain cautious in our evaluation of the current accident year loss ratio due to uncertainty surrounding the length and severity of the pandemic, and legislative and regulatory bodies in certain states changing or attempting to broaden compensability requirements for COVID-19 claims.
The quarter-over-quarter increase in the underwriting expense ratio primarily reflects the decrease in net premiums earned partially offset by a decrease in general expenses. The decrease in general expenses largely reflects efficiencies associated with our pandemic remote work strategy, partially offset by an increase in estimated credit losses of approximately $400,000 attributable to COVID-19.

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SEGREGATED PORTFOLIO CELL REINSURANCE SEGMENT RESULTS

	Three Months Ended June 30			Six Months Ended June 30
($ in thousands)	2020	2019	% Change	2020	2019	% Change
Gross premiums written	$14,996	$16,910	(11.3%)	$42,135	$53,274	(20.9%)
Net premiums written	$13,245	$14,937	(11.3%)	$37,235	$47,618	(21.8%)

Net premiums earned	$16,748	$19,284	(13.2%)	$33,728	$38,787	(13.0%)
Net investment income	305	368	(17.1%)	559	815	(31.4%)
Net realized gains (losses)	2,606	(94)	(2,872.3%)	(601)	2,047	(129.4%)
Other income	55	135	(59.3%)	191	221	(13.6%)
Net losses and loss adjustment expenses	(7,680)	(19,973)	(61.5%)	(17,032)	(30,719)	(44.6%)
Underwriting, policy acquisition and operating expenses	(5,360)	(5,905)	(9.2%)	(10,439)	(11,138)	(6.3%)
SPC U.S. federal income tax expense(1)	(480)	—	nm	(702)	—	nm
SPC net operating results	6,194	(6,185)	(200.1%)	5,704	13	43,776.9%
Segregated portfolio cell dividend (expense) income (2)	(4,642)	7,033	(166.0%)	(4,134)	2,246	(284.1%)
Segment operating results (3)	$1,552	$848	83.0%	$1,570	$2,259	(30.5%)
(1) Represents the provision for U.S. federal income taxes for SPCs at Inova Re, which have elected to be taxed as a U.S. corporation under Section 953(d) of the Internal Revenue Code. U.S. federal income taxes are included in the total SPC net operating results and are paid by the individual SPCs.

(2) Represents the net operating (profit) loss due to external cell participants.
(3) Represents our share of the net operating profit (loss) of the SPCs in which we participate.

SEGREGATED PORTFOLIO CELL REINSURANCE SEGMENT KEY RATIOS
	Three Months Ended June 30		Six Months Ended June 30
	2020	2019	2020	2019
Current accident year net loss ratio	57.0%	115.2%	61.4%	90.8%
Effect of prior accident years’ reserve development	(11.1%)	(11.6%)	(10.9%)	(11.6%)
Net loss ratio	45.9%	103.6%	50.5%	79.2%
Underwriting expense ratio	32.0%	30.6%	31.0%	28.7%
Combined ratio	77.9%	134.2%	81.5%	107.9%
The Segregated Portfolio Cell Reinsurance segment reported second quarter operating income of $1.6 million, which represents our share of the operating results from segregated portfolio cell programs in which we participate to a varying degree. The quarter-over-quarter increase in the segment’s operating result is due primarily to investment gains in the second quarter of 2020 compared to losses in the same quarter of 2019.
The decline in gross written premiums for the current quarter includes premium retention for worker’s compensation business in the segregated portfolio cells, which is the majority of the business composition, of 87% and renewal price decreases of 5%. New business written in the second quarter was approximately $700,000 compared to $1.2 million in the year-ago period. We renewed all of the workers’ compensation and healthcare professional liability alternative market programs that were available for renewal during the current quarter and added one new program at Inova Re.
The decrease in the calendar year net loss ratio for the second quarter includes a reduction in the current accident year net loss ratio, and the effect of favorable trends in prior accident year claim closing patterns resulting in net favorable development of approximately $1.9 million in the quarter compared to $2.3 million in the year-ago period. Excluding the impact of the E&O liability claim on the 2019 accident year loss ratio, as previously discussed, our current accident year net loss ratio decreased 6.8 percentage points as compared to the same quarter of 2019. The decrease in the current accident year loss ratio reflects a decline in large claim activity, partially offset by renewal price decreases. The second quarter 2020 net favorable loss reserve development reflects better than expected claim results primarily related to accident years 2016 through 2018.

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The change in the underwriting expense ratio in the Segregated Portfolio Cell Reinsurance segment reflects the ceding commission percentage paid to the Workers’ Compensation Insurance and Specialty P&C segments for insurance services provided to the segregated portfolio cell programs. The ceding commissions are reflected in the respective segments as a reduction to underwriting expenses.
The workers’ compensation captive programs in the Segregated Portfolio Cell Reinsurance segment have similar COVID-19 risks and challenges as the Workers’ Compensation Insurance segment with respect to premiums and claims. Certain captive programs within this segment contain more economically sensitive businesses including construction, auto dealers, temporary staffing, food processing and lumber mills. Additionally, captive programs in this segment contain healthcare related risks such as long-term care, ambulance services and home healthcare.
LLOYD’S SYNDICATES SEGMENT RESULTS

	Three Months Ended June 30			Six Months Ended June 30
($ in thousands)	2020	2019	% Change	2020	2019	% Change
Gross premiums written	$20,717	$29,233	(29.1%)	$48,579	$52,821	(8.0%)
Net premiums written	$13,517	$18,763	(28.0%)	$40,176	$39,760	1.0%

Net premiums earned	$21,043	$17,280	21.8%	$43,044	$35,920	19.8%
Net investment income	1,126	1,199	(6.1%)	2,285	2,205	3.6%
Other gains (losses)	569	294	93.5%	419	326	28.5%
Total revenues	22,738	18,773	21.1%	45,748	38,451	19.0%

Net losses and loss adjustment expenses	(15,335)	(11,825)	29.7%	(30,116)	(22,733)	32.5%
Underwriting, policy acquisition and operating expenses	(7,293)	(7,564)	(3.6%)	(16,434)	(16,033)	2.5%
Total expenses	(22,628)	(19,389)	16.7%	(46,550)	(38,766)	20.1%
Total income tax (expense) benefit	—	304	nm	29	—	nm
Segment operating results	$110	$(312)	135.3%	$(773)	$(315)	(145.4%)

LLOYD’S SYNDICATES SEGMENT KEY RATIOS
	Three Months Ended June 30		Six Months Ended June 30
	2020	2019	2020	2019
Current accident year net loss ratio	64.7%	69.7%	66.8%	61.8%
Effect of prior accident years’ reserve development	8.2%	(1.3%)	3.2%	1.5%
Net loss ratio	72.9%	68.4%	70.0%	63.3%
Underwriting expense ratio	34.7%	43.8%	38.2%	44.6%
Combined ratio	107.6%	112.2%	108.2%	107.9%
Results of our Lloyd’s Syndicates segment are generally reported on a one-quarter lag and include the operating results from our participation in Lloyd's of London Syndicate 1729 and our 100% participation in Syndicate 6131, which is a Special Purpose Arrangement that underwrites on a quota share basis with Syndicate 1729. To reduce our exposure and the associated earnings volatility, we decreased our participation in the operating results of Syndicate 1729 for the 2020 underwriting year to 29% from 61% which, due to the quarter lag, was not reflected in our results until the second quarter of 2020. Our Lloyd's Syndicates segment also includes 100% of the operating results of our wholly owned subsidiaries that support our operations at Lloyd's. In addition to our participation in Syndicate operating results, we have investments in and other obligations to our Lloyd's Syndicates consisting of a Syndicate Credit Agreement and Funds at Lloyd’s (“FAL”) requirements. For the 2020 underwriting year, our FAL are comprised of investment securities and cash and cash equivalents deposited with Lloyd's, which at June 30, 2020 had a fair value of approximately $137.5 million.
Gross premiums written were $20.7 million in the second quarter, a decrease of 29.1% primarily driven by our decreased participation in the operating results of Syndicate 1729, partially offset by volume increases on renewal business and renewal pricing increases, primarily property insurance coverages, as well as new business written, primarily casualty coverages.

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Net premiums earned increased 21.8% quarter-over-quarter to $21.0 million, primarily due to the pro rata effect of higher premiums written during the preceding twelve months, primarily property insurance coverages.
For the second quarter of 2020, the current accident year net loss ratio was 64.7%, a decrease of 5.0 percentage points from the year-ago period primarily driven by higher estimated reinsurance recoveries related to contingency and catastrophe related losses and, to a lesser extent, the effect of an increase in net premiums earned, as described above.
We recognized $1.7 million of net unfavorable development for prior accident year reserves in the quarter, compared to approximately $200,000 of net favorable development in the year-ago period. The current quarter unfavorable development was driven by higher than expected losses and development on certain large claims, primarily property and catastrophe related losses.
Syndicate 1729’s maximum underwriting capacity for the 2020 underwriting year is approximately $167 million, of which approximately $48 million is our allocated underwriting capacity, reflecting our decreased participation rate. Syndicate 6131, for which we are the sole capital provider, has a maximum underwriting capacity for the 2020 underwriting year of approximately $15 million. The underwriting capacities for both syndicates are provided using currency exchange rates as of June 30, 2020.
As we pre-announced in the first quarter of 2020, we recognized losses related to COVID-19 of approximately $1.5 million, net of reinsurance, in the second quarter. We anticipate booking approximately $1.4 million in pandemic-related losses, net of reinsurance, in the third quarter.
We continue to work closely with Dale Underwriting Partners to monitor the Syndicates’ exposure.
CORPORATE SEGMENT RESULTS

	Three Months Ended June 30				Six Months Ended June 30
($ in thousands)	2020	2019	Change		2020	2019	Change
Net investment income	$16,693	$21,972	(24.0%)		$36,110	$43,337	(16.7%)
Equity in earnings (loss) of unconsolidated subsidiaries:
All other investments, primarily investment fund LPs/LLCs	(18,581)	317	(5,961.5%)		(15,479)	4,126	(475.2%)
Tax credit partnerships	(6,774)	(5,469)	(23.9%)		(11,438)	(10,088)	(13.4%)
Total equity in earnings (loss) of unconsolidated subsidiaries:	(25,355)	(5,152)	(392.1%)		(26,917)	(5,962)	(351.5%)
Net realized investment gains (losses)	16,850	9,140	84.4%		(8,698)	43,444	(120.0%)
Other income	404	833	(51.5%)		1,038	1,738	(40.3%)
Operating expenses	(7,764)	(5,426)	43.1%		(12,589)	(9,997)	25.9%
Interest expense	(3,714)	(4,247)	(12.6%)		(7,844)	(8,576)	(8.5%)
Income tax (expense) benefit	38,686	(27)	143,381.5%		50,732	(6,685)	858.9%
Segment operating results	$35,800	$17,093	109.4%		$31,832	$57,299	(44.4%)

Effective tax rate	68.1%	(2.5%)	70.6	pts	55.9%	13.4%	42.5	pts
Our Corporate segment reported operating income of $35.8 million during the second quarter of 2020, driven by higher net realized investment gains following the recovery of the fair value of our equity portfolio and convertible securities as financial markets stabilized following the steep mark-to-market declines associated with the arrival of the COVID-19 pandemic, as well as the recognition of a tax benefit in the quarter.
Operating results for the second quarter of 2020 were partially offset by lower reported earnings from our LP/LLC investments. Results of our investments in LPs/LLCs are typically reported to us on a one-quarter lag. The $18.6 million loss in the second quarter was largely driven by the impact of COVID-19 on the global financial markets during the first quarter of 2020.

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Net investment income for the second quarter of 2020 decreased by $5.3 million to $16.7 million, primarily attributable to a decrease in our allocation to equities and lower yields on our short-term investments due to the recent aggressive action taken by the Federal Reserve to reduce interest rates in response to COVID-19.
We recorded a tax benefit of $50.7 million for the six months ended June 30, 2020, resulting in an effective tax rate of 55.9%. Our projected annual effective tax rate of 53.4% differs from the statutory federal income tax rate of 21% primarily due to the benefit of $8.9 million recognized from the tax credits transferred to us from our tax credit partnership investments. Our effective tax rate was also affected by the $9.3 million recognized related to the additional tax rate differential of 14% on the carryback of our 2020 and 2019 net operating loss (“NOL”) to the 2015 and 2014 tax year, respectively, as a result of changes made by the CARES Act to the NOL provisions of the tax law. We recorded a $14.2 million benefit to align our actual effective tax rate with our projected effective tax rate.
Caution Regarding Forward-Looking Statements
Any statements in this news release that are not historical facts are specifically identified as forward-looking statements. These statements are based upon our estimates and anticipation of future events and are subject to significant risks, assumptions and uncertainties that could cause actual results to vary materially from the expected results described in the forward-looking statements. Forward-looking statements are identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “likely,” “may,” “optimistic,” “possible,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions. There are numerous factors that could cause our actual results to differ materially from those in the forward-looking statements. Thus, sentences and phrases that we use to convey our view of future events and trends are expressly designated as forward-looking statements as are sections of this Form 10-Q that are identified as giving our outlook on future business.
Forward-looking statements relating to our business include among other things: statements concerning future liquidity and capital requirements, investment valuation and performance, return on equity, financial ratios, net income, premiums, losses and loss reserve, premium rates and retention of current business, competition and market conditions, the expansion of product lines, the development or acquisition of business in new geographical areas, the pricing or availability of acceptable reinsurance, actions by regulators and rating agencies, court actions, legislative actions, payment or performance of obligations under indebtedness, payment of dividends and other matters.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following factors that could affect the actual outcome of future events:

•	changes in general economic conditions, including the impact of inflation or deflation and unemployment;
•	our ability to maintain our dividend payments;
•
regulatory, legislative and judicial actions or decisions that could affect our business plans or operations, including the impact of Brexit and the impact of changes in interpretations of certain coverages as a result of COVID-19;

•	the enactment or repeal of tort reforms;
•
formation or dissolution of state-sponsored insurance entities providing coverages now offered by ProAssurance which could remove or add sizable numbers of insureds from or to the private insurance market;

•	changes in the interest and tax rate environment;
•	resolution of uncertain tax matters and changes in tax laws, including the impact of the TCJA;
•	changes in laws or government regulations regarding financial markets or market activity that may affect our business;
•	changes in the ability of the U.S. government to meet its obligations that may affect the U.S. economy and our business;

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•	performance of financial markets affecting the fair value of our investments or making it difficult to determine the value of our investments;
•	changes in requirements or accounting policies and practices that may be adopted by our regulatory agencies, the FASB, the SEC, the PCAOB or the NYSE that may affect our business;
•	changes in laws or government regulations affecting the financial services industry, the property and casualty insurance industry or particular insurance lines underwritten by our subsidiaries;
•
the effect on our insureds, particularly the insurance needs of our insureds, and our loss costs, of changes in the healthcare delivery system and/or changes in the U.S. political climate that may affect healthcare policy or our business;

•
consolidation of our insureds into or under larger entities which may be insured by competitors, or may not have a risk profile that meets our underwriting criteria or which may not use external providers for insuring or otherwise managing substantial portions of their liability risk;

•	the effect of cyclical insurance industry trends on our underwriting, including demand and pricing in the insurance and reinsurance markets in which we operate;
•	uncertainties inherent in the estimate of our loss and loss adjustment expense reserve and reinsurance recoverable;
•	changes in the availability, cost, quality or collectability of insurance/reinsurance;
•	the results of litigation, including pre- or post-trial motions, trials and/or appeals we undertake;
•	effects on our claims costs from mass tort litigation that are different from that anticipated by us;
•	allegations of bad faith which may arise from our handling of any particular claim, including failure to settle;
•	loss or consolidation of independent agents, agencies, brokers or brokerage firms;
•	changes in our organization, compensation and benefit plans;
•	changes in the business or competitive environment may limit the effectiveness of our business strategy and impact our revenues;
•	our ability to retain and recruit senior management and other qualified personnel;
•
the availability, integrity and security of our technology infrastructure or that of our third-party providers of technology infrastructure, including any susceptibility to cyber-attacks which might result in a loss of information or operating capability;

•	the impact of a catastrophic event, including the recent COVID-19 pandemic, as it relates to our business and insurance operations, investment results, Lloyd's Syndicates and our insured risks;
•	the impact of the COVID-19 pandemic and related economic conditions on our premium volume, loss reserves, investment portfolio, business operations and workforce;
•	the impact of acts of terrorism and acts of war;
•	the effects of terrorism-related insurance legislation and laws;
•	guaranty funds and other state assessments;
•	our ability to achieve continued growth through expansion into new markets or through acquisitions or business combinations;
•	our ability to complete our planned acquisition of NORCAL due to regulatory approval or inability to fund the transaction, or inability to successfully integrate NORCAL and achieve expected synergies;
•	changes to the ratings assigned by rating agencies to our insurance subsidiaries, individually or as a group;
•	provisions in our charter documents, Delaware law and state insurance laws may impede attempts to replace or remove management or may impede a takeover;
•	state insurance restrictions may prohibit assets held by our insurance subsidiaries, including cash and investment securities, from being used for general corporate purposes;
•
taxing authorities can take exception to our tax positions and cause us to incur significant amounts of legal and accounting costs and, if our defense is not successful, additional tax costs, including interest and penalties; and

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•
expected benefits from completed and proposed acquisitions may not be achieved or may be delayed longer than expected due to business disruption; loss of customers, employees or key agents; increased operating costs or inability to achieve cost savings and synergies; and assumption of greater than expected liabilities, among other reasons.

Additional risks, assumptions and uncertainties that could arise from our membership in the Lloyd's market and our participation in Lloyd's Syndicates include, but are not limited to, the following:
•	members of Lloyd's are subject to levies by the Council of Lloyd's based on a percentage of the member's underwriting capacity, currently a maximum of 3%, but can be increased by Lloyd's;
•
Syndicate operating results can be affected by decisions made by the Council of Lloyd's which the management of Syndicate 1729 and Syndicate 6131 have little ability to control, such as a decision to not approve the business plan of Syndicate 1729 or Syndicate 6131, or a decision to increase the capital required to continue operations, and by our obligation to pay levies to Lloyd's;

•
Lloyd's insurance and reinsurance relationships and distribution channels could be disrupted or Lloyd's trading licenses could be revoked, making it more difficult for a Lloyd's Syndicate to distribute and market its products;

•	rating agencies could downgrade their ratings of Lloyd's as a whole; and
•
Syndicate 1729 and Syndicate 6131 operations are dependent on a small, specialized management team, and the loss of their services could adversely affect the Syndicate’s business. The inability to identify, hire and retain other highly qualified personnel in the future could adversely affect the quality and profitability of Syndicate 1729’s or Syndicate 6131's business.

Our results may differ materially from those we expect and discuss in any forward-looking statements. The principal risk factors that may cause these differences are described in “Item 1A, Risk Factors” in our December 31, 2019 report on Form 10-K, in "Item 1A, Risk Factors" included in our June 30, 2020 report on Form 10-Q and other documents we file with the SEC, such as our current reports on Form 8-K and our regular reports on Form 10-Q. We caution readers not to place undue reliance on any such forward-looking statements, which are based upon conditions existing only as of the date made, and advise readers that these factors could affect our financial performance and could cause actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Except as required by law or regulations, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
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